     Exhibit 99.1

Spherix Retains Leading Patent Licensing Team to Monetize Patent Portfolio Acquired from Rockstar

TYSONS CORNER, VA--(Marketwired – August 15, 2013) - Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company today announced an update to its ongoing efforts to monetize the Company's significant patent portfolio recently acquired from Rockstar Consortium.

Spherix has retained the law firm of Skiermont Puckett LLP to lead the commercialization effort of the Company’s patent portfolio.  The attorneys at Skiermont Puckett are nationally known trial attorneys who specialize in litigating patent infringement and complex business cases.  Leading the team of lawyers representing Spherix will be the firm’s co-founder Paul Skiermont.  Mr. Skiermont has represented both plaintiffs and defendants, including representing patent holders against some of the largest Fortune 500 companies.

With Skiermont Puckett’s assistance, Spherix will actively pursue commercialization efforts of its patent portfolio.  Skiermont Puckett is already drafting complaints against known infringers, as well as working with Spherix to identify other potential infringers.

Spherix Interim CEO Harvey Kesner stated, “This retention of Skiermont Puckett is yet another step in moving the Spherix portfolio of patents closer to revenue producing assets.  Skiermont Puckett is an award winning law firm, with a distinguished roster of trial attorneys.  It was important to retain a law firm that specializes in trial work to demonstrate our willingness to try cases if necessary to protect our patent rights.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Through its recently announced acquisition of several hundred patents issued to Harris Corporation Spherix intends to expand its activities in wireless communications and telecommunication sectors including antenna technology, Wi-Fi, base station functionality, and cellular.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations

Phone: (703) 992-9325

Email: info@spherix.com